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                                                                     Exhibit 99



July 23, 1997


FOR IMMEDIATE RELEASE


                    PROTECTIVE ANNOUNCES RECORD 2Q97 EARNINGS


Protective Life Corporation (NYSE:PL) announced second quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.86 per share in the 1997 second quarter, a 13% increase over the $.76 per share last year. Consolidated net income for the second quarter of 1997 was $27.5 million or $.88 per share, compared to $23.3 million or $.78 per share reported for the 1996 second quarter.

The Company's operating income was $1.67 per share in the first six months of 1997, a 12% increase over the $1.49 per share reported for the first six months of 1996. Consolidated net income in the first six months of 1997 was $52.3 million or $1.68 per share, compared to $44.4 million or $1.51 per share last year.

Drayton Nabers, Jr., the Company's Chairman and Chief Executive Officer, commented "Our record earnings for the first half of 1997 are encouraging, and we are building a foundation to support continued earnings growth."

At June 30, 1997, the Company's assets were $9.3 billion. Stockholders' equity per share was $21.09 (excluding $.40 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending June 30, 1997 was 16.0%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)

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